Exhibit 99.1

Xylem Inc.

1 International Drive, Rye Brook N.Y. 10573

Tel +1.914.323.5700 Fax +1.914.696.2960

Contacts:	Media	Investors
	Jennifer Jacob +1 (914) 323-5745	Phil DeSousa +1 (914) 323-5930
	jennifer.jacob@xyleminc.com	phil.desousa@xyleminc.com

Xylem Inc. reports improved second quarter earnings

•	Second quarter 2014 adjusted net income was $88 million or $0.48 per share, up $0.12 cents or 33 percent over second quarter 2013; GAAP net income was $86 million or $0.47 per share, up $0.22 cents or 88 percent

•	Second quarter 2014 revenue was $1 billion, up 4 percent organically from second quarter 2013; orders up 1 percent organically

•	Second quarter 2014 adjusted operating margin up 220 basis points to 12.4 percent; up 420 basis points to 11.5 percent on a GAAP basis

•	Increases lower end of 2014 EPS range, now expects adjusted EPS of $1.90 to $2.00

RYE BROOK, N.Y., July 29, 2014 – Xylem Inc. (NYSE: XYL), a leading global water technology company dedicated to solving the world’s most challenging water issues, today announced second quarter 2014 net income of $86 million, or $0.47 per share. Excluding the impact of restructuring and realignment costs and special tax items, adjusted net income was $88 million or $0.48 per share, up 12 cents or 33 percent from the comparable period in 2013. Second quarter revenue was $1 billion, up 4 percent organically, reflecting continued strength in emerging markets and modest growth in the U.S. and Europe. Second quarter adjusted operating margin improved 220 basis points, driven by increased volume, realization of operating efficiencies and execution of ongoing initiatives to reduce costs.

“I am proud of our teams and what we achieved this quarter. Our organic revenue performance was strong and orders reached a record high. We are on track to deliver our full-year commitments for 2014, as well as building our backlog and solid momentum for 2015 and beyond,” said Patrick Decker, president and chief executive officer of Xylem. “Public utilities are improving and I’m encouraged by the signs of emerging market growth. One example of the opportunities available to us is demonstrated by our recent win of a $9 million order in Brazil for a drinking water ultrafiltration membrane system in the São Paulo region.”

Decker continued, “In addition, we are building a culture focused on continuous improvement, which will enable us to support targeted investments to accelerate our progress and improve shareholder return.”

Full-year 2014 Outlook

Xylem increased the lower end of its EPS guidance, and now expects adjusted EPS of $1.90 to $2.00, reflecting 14 to 20 percent growth over 2013. Full-year 2014 revenue is still expected to be approximately $4 billion, up 2 to 4 percent versus the prior year. Full-year 2014 adjusted net income now expected to be in the range of approximately $350 to $370 million. The company anticipates that restructuring and realignment costs will range from $40 to $50 million for the year.

Second Quarter Segment Results

Water Infrastructure

Xylem’s Water Infrastructure segment consists of its businesses serving clean water delivery, wastewater transport and treatment, dewatering and analytical instrumentation.

•	Second quarter 2014 revenue was $636 million, up 7 percent organically compared with the second quarter 2013, with growth driven by water and wastewater infrastructure investments in emerging markets and to a lesser extent in Europe. Additionally, we saw growth in our U.S. dewatering and analytics businesses.

•	Second quarter adjusted segment operating income, which excludes $5 million of restructuring and realignment costs, was $82 million, up 30 percent over the same period in 2013. Adjusted operating margin for the quarter increased 230 basis points, primarily driven by higher volume and significant benefits from cost reduction actions, but partially offset by unfavorable mix and price.

Applied Water

Xylem’s Applied Water segment consists of its portfolio of businesses in residential and commercial building services, industrial and agricultural applications.

•	Second quarter 2014 revenue was $388 million, down 1 percent organically compared with the second quarter 2013, reflecting weakness in U.S. institutional building construction and southern European residential markets, partially offset by modest growth in emerging markets and U.S. residential building services.

•	Second quarter adjusted segment operating income, which excludes $4 million of restructuring and realignment costs, was $56 million, 10 percent higher than the comparable period last year. Adjusted operating margin grew 100 basis points, primarily driven by the positive impact of cost reduction actions.

Supplemental information on Xylem’s second quarter earnings and reconciliations for certain non-GAAP items are posted at investors.xyleminc.com.

About Xylem

Xylem (XYL) is a leading global water technology provider, enabling customers to transport, treat, test and efficiently use water in public utility, residential and commercial building services, industrial and agricultural settings. The company does business in more than 150 countries through a number of market-leading product brands, and its people bring broad applications expertise with a strong focus on finding local solutions to the world’s most challenging water and wastewater problems. Xylem is headquartered in Rye Brook, New York, with 2013 revenues of $3.8 billion and more than 12,500 employees worldwide. Xylem was named to the Dow Jones Sustainability World Index for the last two years for advancing sustainable business practices and solutions worldwide.

The name Xylem is derived from classical Greek and is the tissue that transports water in plants, highlighting the engineering efficiency of our water-centric business by linking it with the best water transportation of all — that which occurs in nature. For more information, please visit us at www.xylem.com.

Forward-Looking Statements

This document contains information that may constitute “forward-looking statements.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Generally, the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

These forward-looking statements include, but are not limited to, statements about the capitalization of Xylem Inc. (the “Company”), the Company’s restructuring and realignment, future strategic plans and other statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to orders, revenues, operating margins and earnings per share growth, and statements expressing general views about future operating results — are forward-looking statements.

Caution should be taken not to place undue reliance on any such forward-looking statements because they involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and those described from time to time in subsequent reports filed with the Securities and Exchange Commission.

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XYLEM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)

(in millions, except per share data)

	Three Months		Six Months
For the period ended June 30,	2014	2013	2014	2013
Revenue	$1,005	$960	$1,911	$1,839
Cost of revenue	617	589	1,181	1,134

Gross profit	388	371	730	705
Selling, general and administrative expenses	242	253	466	490
Research and development expenses	27	28	54	54
Restructuring charges	3	20	18	25

Operating income	116	70	192	136
Interest expense	13	14	27	27
Other non-operating income (expense), net	1	1	—	(1)

Income before taxes	104	57	165	108
Income tax expense	18	11	30	21

Net income	$86	$46	$135	$87

Earnings per share:
Basic	$0.47	$0.25	$0.74	$0.47
Diluted	$0.47	$0.25	$0.73	$0.47
Weighted average number of shares:
Basic	183.4	185.4	184.0	185.6
Diluted	184.5	186.1	185.1	186.3
Dividends declared per share	$0.1280	$0.1164	$0.2560	$0.2328

XYLEM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$450	$533
Receivables, less allowances for discounts and doubtful accounts of $28 and $31 in 2014 and 2013, respectively	830	817
Inventories, net	527	475
Prepaid and other current assets	172	143
Deferred income tax assets	37	41

Total current assets	2,016	2,009
Property, plant and equipment, net	469	488
Goodwill	1,719	1,718
Other intangible assets, net	471	488
Other non-current assets	225	193

Total assets	$4,900	$4,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$328	$332
Accrued and other current liabilities	475	479
Short-term borrowings and current maturities of long-term debt	43	42

Total current liabilities	846	853
Long-term debt	1,199	1,199
Accrued postretirement benefits	342	348
Deferred income tax liabilities	195	191
Other non-current accrued liabilities	73	64

Total liabilities	2,655	2,655

Commitments and contingencies (Note 17)
Stockholders’ equity:
Common Stock – par value $0.01 per share:
Authorized 750.0 shares, issued 188.4 shares and 187.6 shares in 2014 and 2013, respectively	2	2
Capital in excess of par value	1,779	1,753
Retained earnings	493	405
Treasury stock – at cost 5.7 shares and 3.0 shares in 2014 and 2013, respectively	(187)	(86)
Accumulated other comprehensive income	158	167

Total stockholders’ equity	2,245	2,241

Total liabilities and stockholders’ equity	$4,900	$4,896

XYLEM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in millions)

For the six months ended June 30,	2014	2013
Operating Activities
Net income	$135	$87
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	47	49
Amortization	25	25
Share-based compensation	9	12
Restructuring charges	18	25
Other, net	(1)	7
Payments for restructuring	(17)	(11)
Changes in assets and liabilities (net of acquisitions):
Changes in receivables	(32)	(31)
Changes in inventories	(53)	(44)
Changes in accounts payable	2	(4)
Other, net	(35)	(53)

Net Cash – Operating activities	98	62

Investing Activities
Capital expenditures	(48)	(60)
Acquisitions of businesses and assets, net of cash acquired	—	(81)
Proceeds from the sale of property, plant and equipment	1	3

Net Cash – Investing activities	(47)	(138)

Financing Activities
Issuance of short-term debt	1	—
Repurchase of common stock	(102)	(18)
Proceeds from exercise of employee stock options	17	1
Dividends paid	(47)	(43)
Excess tax benefit from share based compensation	1	—

Net Cash – Financing activities	(130)	(60)

Effect of exchange rate changes on cash	(4)	(8)

Net change in cash and cash equivalents	(83)	(144)
Cash and cash equivalents at beginning of year	533	504

Cash and cash equivalents at end of period	$450	$360

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$26	$26
Income taxes (net of refunds received)	$50	$52

Xylem Inc. Non-GAAP Measures

Management views key performance indicators including revenue, gross margins, segment operating income and margins, orders growth, free cash flow, working capital, and backlog, among others. In addition, we consider certain measures to be useful to management and investors evaluating our operating performance for the periods presented, and provide a tool for evaluating our ongoing operations, liquidity and management of assets. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for revenue, operating income, net income, earnings per share (basic and diluted) or net cash from operations as determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators:

“Organic revenue” and “Organic orders” defined as revenue and orders, respectively, excluding the impact of foreign currency fluctuations, intercompany transactions, and contributions from acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for classification as a discontinued operation or insignificant portions of our business that we did not classify as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations assumes no change in exchange rates from the prior period.

“Constant currency” defined as financial results adjusted for currency translation impacts by translating current period and prior period activity using the same currency conversion rate. This approach is used for countries whose functional currency is not the U.S. dollar.

“EBITDA” defined as earnings before interest, taxes, depreciation, amortization expense, and share-based compensation. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude non-recurring restructuring and realignment costs.

“Adjusted Operating Income”, “Adjusted Segment Operating Income”, and “Adjusted EPS” defined as operating income and earnings per share, adjusted to exclude non-recurring restructuring and realignment costs and tax-related special items.

“Free Cash Flow” defined as net cash from operating activities, as reported in the Statement of Cash Flow, less capital expenditures as well as adjustments for other significant items that impact current results which management believes are not related to our ongoing operations and performance. Our definition of free cash flows does not consider non-discretionary cash payments, such as debt.

“Realignment costs” defined as non-recurring costs not included in restructuring costs that are incurred as part of actions taken to reposition our business, including items such as professional fees, relocation, travel and other costs.

Xylem Inc. Non-GAAP Reconciliation

Reported vs. Organic & Constant Currency Order Growth

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)					Constant Currency
		(A)	(B)		(C)	(D)	(E)	(F) = B+C+D+E	(G) = F/A	(H) = (F - C) / A
			Change	% Change	Acquisitions /			Change	% Change
	Orders	Orders	2014 v. 2013	2014 v. 2013	Divestitures	FX Contribution	Eliminations	Adj. 2014 v. 2013	Adj. 2014 v. 2013
	2014	2013
Six Months Ended June 30
Xylem Inc.	2,024	1,971	53	3%	(8)	(5)	—	40	2%	2%
Water infrastructure	1,293	1,248	45	4%	(8)	3	2	42	3%	4%
Applied Water	772	756	16	2%	—	(9)	(9)	(2)	0%	0%
Quarter Ended June 30
Xylem Inc.	1,031	1,009	22	2%	(1)	(8)	—	13	1%	1%
Water infrastructure	674	647	27	4%	(1)	(3)	—	23	4%	4%
Applied Water	378	378	—	0%	—	(5)	(6)	(11)	-3%	-3%
Quarter Ended March 31
Xylem Inc.	993	962	31	3%	(7)	3	—	27	3%	4%
Water infrastructure	619	601	18	3%	(7)	6	2	19	3%	4%
Applied Water	394	378	16	4%	—	(4)	(3)	9	2%	2%

Note: Due to rounding the sum of segment amounts may not agree to Xylem totals.

Xylem Inc. Non-GAAP Reconciliation

Reported vs. Organic & Constant Currency Revenue

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)					Constant Currency
		(A)	(B)		(C)	(D)	(E)	(F) = B+C+D+E	(G) = F/A	(H) = (F - C) / A
	Revenue	Revenue	Change 2014 v. 2013	% Change 2014 v. 2013	Acquisitions / Divestitures	FX Contribution	Eliminations	Change Adj. 2014 v. 2013	% Change Adj. 2014 v. 2013
	2014	2013
Six Months Ended June 30
Xylem Inc.	1,911	1,839	72	4%	(6)	(3)	—	63	3%	4%
Water infrastructure	1,204	1,147	57	5%	(6)	5	3	59	5%	6%
Applied Water	743	726	17	2%	—	(9)	(4)	4	1%	1%
Quarter Ended June 30
Xylem Inc.	1,005	960	45	5%	(1)	(7)	—	37	4%	4%
Water infrastructure	636	596	40	7%	(1)	(2)	2	39	7%	7%
Applied Water	388	381	7	2%	—	(6)	(3)	(2)	-1%	-1%
Quarter Ended March 31
Xylem Inc.	906	879	27	3%	(5)	4	—	26	3%	4%
Water infrastructure	568	551	17	3%	(5)	7	1	20	4%	5%
Applied Water	355	345	10	3%	—	(3)	(1)	6	2%	2%

Note: Due to rounding the sum of segment amounts may not agree to Xylem totals.

Xylem Inc. Non-GAAP Reconciliation

Adjusted Operating Income

($ Millions)

	Q1		Q2		YTD
	2014	2013	2014	2013	2014	2013
Total Revenue
• Total Xylem	906	879	1,005	960	1,911	1,839
• Water Infrastructure	568	551	636	596	1,204	1,147
• Applied Water	355	345	388	381	743	726
Operating Income
• Total Xylem	76	66	116	70	192	136
• Water Infrastructure	46	42	77	41	123	83
• Applied Water	41	40	52	45	93	85
Operating Margin
• Total Xylem	8.4%	7.5%	11.5%	7.3%	10.0%	7.4%
• Water Infrastructure	8.1%	7.6%	12.1%	6.9%	10.2%	7.2%
• Applied Water	11.5%	11.6%	13.4%	11.8%	12.5%	11.7%
Restructuring & Realignment Costs
• Total Xylem	18	12	9	28	27	40
• Water Infrastructure	12	10	5	22	17	32
• Applied Water	6	2	4	6	10	8
Adjusted Operating Income*
• Total Xylem	94	78	125	98	219	176
• Water Infrastructure	58	52	82	63	140	115
• Applied Water	47	42	56	51	103	93
Adjusted Operating Margin*
• Total Xylem	10.4%	8.9%	12.4%	10.2%	11.5%	9.6%
• Water Infrastructure	10.2%	9.4%	12.9%	10.6%	11.6%	10.0%
• Applied Water	13.2%	12.2%	14.4%	13.4%	13.9%	12.8%

*	Adjusted Operating Income excludes restructuring & realignment costs.

Xylem Inc. Non-GAAP Reconciliation

Adjusted Diluted EPS

($ Millions, except per share amounts)

	Q2 2013				Q2 2014
	As Reported	Adjustments		Adjusted	As Reported	Adjustments		Adjusted
Total Revenue	960			960	1,005			1,005
Operating Income	70	28	a	98	116	9	a	125
Operating Margin	7.3%			10.2%	11.5%			12.4%
Interest Expense	(14)			(14)	(13)			(13)
Other Non-Operating Income (Expense)	1			1	1			1

Income before Taxes	57	28		85	104	9		113

Provision for Income Taxes	(11)	(8	)b	(19)	(18)	(7	)b	(25)

Net Income	46	20		66	86	2		88

Diluted Shares	186.1			186.1	184.5			184.5

Diluted EPS	$0.25	$0.11		$0.36	$0.47	$0.01		$0.48

	Q2 YTD 2013				Q2 YTD 2014
	As Reported	Adjustments		Adjusted	As Reported	Adjustments		Adjusted
Total Revenue	1,839			1,839	1,911			1,911
Operating Income	136	40	a	176	192	27	a	219
Operating Margin	7.4%			9.6%	10.0%			11.5%
Interest Expense	(27)			(27)	(27)			(27)
Other Non-Operating Income (Expense)	(1)			(1)	—			—

Income before Taxes	108	40		148	165	27		192

Provision for Income Taxes	(21)	(11	)b	(32)	(30)	(11	)b	(41)

Net Income	87	29		116	135	16		151

Diluted Shares	186.3			186.3	185.1			185.1

Diluted EPS	$0.47	$0.15		$0.62	$0.73	$0.09		$0.82

a	Restructuring & realignment costs

b	Net tax impact of restructuring & realignment costs and special tax items

Xylem Inc. Non-GAAP Reconciliation

Net Cash - Operating Activities vs. Free Cash Flow

($ Millions)

	Six Months Ended
	2014	2013
Net Cash—Operating Activities	$98	$62
Capital Expenditures	(48)	(60)

Free Cash Flow	$50	$2

Net Income	$135	$87

Free Cash Flow Conversion	37%	2%